Exhibit 10.13

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SIXTEENTH AMENDMENT TO LEASE AGREEMENT

(Norwegian Cruise Line – The Landing at MIA)

THIS SIXTEENTH AMENDMENT TO LEASE (“Amendment”) is dated effective and for identification purposes as of November 15, 2019 (“Effective Date”), which shall be the date the last of Landlord and Tenant to sign and deliver a fully executed copy to the other party, and is made by and between WCROCKER LAM OFFICE  OWNER VIII, L.L.C., a Delaware limited liability company authorized to transact business in Florida (the “Landlord”), and NCL (BAHAMAS) LTD., a Bermuda company authorized to transact business in Florida (the “Tenant”), who, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, agree as follows:

1. Background.

1.1. Hines REIT Airport Corporate Center LLC (“Original Landlord”) and Tenant entered into that certain Airport Corporate Center Office Lease Agreement dated December 1, 2006 (as amended, the “Lease”) for certain Leased Premises located in The Landing at MIA (f/k/a Airport Corporate Center), 7665 Corporate Center Drive and 7650 Corporate Center Drive, Miami, Florida.

1.2. Original Landlord and Tenant entered into that certain First Amendment to Airport Corporate Center Office Lease dated November 27, 2006.

1.3. Original Landlord and Tenant entered into that certain Second Amendment to Airport Corporate Center Office Lease dated March 22, 2007, which, among other things, expanded the Leased Premises to include additional space.

1.4. Original Landlord and Tenant entered into that certain Third Amendment to Airport Corporate Center Office Lease dated July 31, 2007, which, among other things, expanded the Leased Premises to include Permanent Storage Space.

1.5. Original Landlord and Tenant entered into that certain Fourth Amendment to Airport Corporate Center Office Lease dated December 10, 2007, which, among other things, expanded the Leased Premises to include additional space.

1.6. Original Landlord and Tenant entered into that certain Fifth Amendment to Airport Corporate Center Office Lease dated February 2, 2010.

1.7. Original Landlord and Tenant entered into that certain Sixth Amendment to Airport Corporate Center Office Lease dated April 1, 2012, which, among other things, terminated a portion of the Leased Premises and extended the Lease Term with respect to the Retained Premises.

1.8. Original Landlord and Tenant entered into that certain Seventh Amendment to Airport Corporate Center Office Lease dated June 29, 2012, which, among other things, expanded the Leased Premises to include New Warehouse Premises.

1.9. SPUS7 Miami ACC, LP (“Second Landlord”) and Tenant entered into that certain Eighth Amendment to Lease dated January 28, 2015, which, among other things, extended the Lease Term for the Original Office Premises only and expanded the Leased Premises to include additional space.

1.10. Second Landlord and Tenant entered into that certain Ninth Amendment to Lease dated June 30, 2015, which, among other things, expanded the Leased Premises to include additional space.
1.11. Second Landlord and Tenant entered into that certain Tenth Amendment to Lease dated March 31, 2016, which, among other things, expanded the Leased Premises to include additional space.

1.12. Second Landlord and Tenant entered into that certain Eleventh Amendment to Lease dated February 8, 2017.
1.13. Second Landlord and Tenant entered into that certain Twelfth Amendment to Lease dated August 24, 2017.
1.14. Second Landlord and Tenant entered into that certain Thirteenth Amendment to Lease dated November 30, 2017, which, among other things, expanded the Leased Premises to include additional space.
1.15. Second Landlord and Tenant entered into that certain Fourteenth Amendment to Lease dated January 16, 2018.
1.16. Second Landlord and Tenant entered into that certain Fifteenth Amendment to Lease dated March 1, 2018, which, among other things, expanded the Leased Premises to include additional space.
1.17. Landlord is the successor in title and interest to the Second Landlord and is the owner and holder of the Second Landlord’s interest under the Lease.
1.18. The parties have now agreed to further expand the Leased Premises, extend the Lease Term, and amend the Lease on the terms and conditions contained in this Amendment.

2. Definitions.    Capitalized terms used but not defined in this Amendment shall have the same definitions given to them in the Lease, unless the context clearly indicates a contrary intent.  If there is any conflict or inconsistency between the terms of this Amendment and the Lease, the terms of this Amendment shall control.

3. Landlord’s Notice Address. WCROCKER LAM OFFICE OWNER VIII, L.L.C., c/o CPPM LMIA LLC, [*].
4. Landlord’s Address for Payments.

If by wire:

[*]

If by U.S. Mail First Class:

[*]

If by courier delivery:

[*]

5. Current Premises.   Prior to this Amendment, the Premises consisted of the leased premises more particularly described on EXHIBIT “A” and shown on EXHIBIT “A-1” attached hereto and incorporated herein (the “Current Premises”).  The total rentable square feet of the Current Premises is 335,855 square feet.

6. Expansion of Premises.

6.1. General.    Upon the Expansion Space Commencement Date (as defined below), the Current Premises shall be expanded to include 38,189 rentable square feet on the fourth floor of Building 8 (the “Building 8 Expansion Space”), and 2,053 rentable square feet known as Bay D in Building 3 (the “Building 3 Expansion Space”), all of which space is depicted in the sketch attached to this Amendment as EXHIBIT “B” (collectively, the “Expansion Space” or “Expansion Spaces”), as well as all of the space previously demised under the Lease.  The total rentable square feet of the Expansion Space is conclusively deemed for all purposes under this Amendment and the Lease to be 40,242 square feet.  The rentable square feet of the Premises, including the Expansion Space, is conclusively deemed for all purposes under this Amendment and the Lease to be 376,097 square feet.  This square footage figure includes an add-on factor for Common Areas in the Buildings and has been agreed upon by the parties as final and correct and is not subject to challenge or dispute by either party.  From and after the Expansion Space Commencement Date, whenever the term Premises is used in the Lease or this Amendment it shall include the previously demised Premises and the Expansion Space.

6.2. Expansion Space Commencement Date.  The “Expansion Space Commencement Date” or “ESCD”) for each of the Expansion Spaces shall mean 30 days following the earlier to occur of (a) the date when Tenant takes possession of the respective Expansion Space or any portion of the respective Expansion Space for the conduct of its business, (b) the date of substantial completion of the Tenant Improvements (as defined below) to each of the Expansion Spaces, or (c) the date which is six months after Landlord’s delivery of the respective Expansion Space to Tenant subject to delays to the construction of the Tenant Improvements caused by Force Majeure (the “Outside Date”).  As used herein, “substantial completion” shall mean the date on which a Certificate of Occupancy or its equivalent, including a Temporary or Conditional Certificate of Occupancy, is issued by the appropriate local governmental entity for the Tenant Improvements, or, if no Certificate of Occupancy will be issued for the Tenant Improvements, the date on which the Tenant Improvements have been substantially completed so that Tenant may use the respective Expansion Space for its intended purpose, notwithstanding that minor punchlist items or insubstantial details concerning construction, decoration, or mechanical adjustment remain to be performed.  Promptly after the Expansion Space Commencement Date, for each respective Expansion Space, Landlord and Tenant shall execute an instrument hereinafter defined as the “Memorandum of Expansion Space Commencement Date” in the form attached hereto as EXHIBIT “C” and such instrument when executed is hereby made a part of this Amendment and incorporated herein by reference.  Tenant’s use of the respective Expansion Space for the purposes of installing fixtures, furniture, and equipment, and cabling and wiring shall not be considered possession of the respective Expansion Space, but shall be subject to all of the terms of the Lease except the payment of Rent.

7. Base Rent. Effective as of the Expansion Space Commencement Date, the Base Rent for the Expansion Space only shall be:

Building 8 Expansion Space:

Period	Rate P/S/F Per Annum	Monthly Base Rent	Period Base Rent
ESCD – 9/30/20	[*]	[*]	[*]
10/1/20 – 9/30/21	[*]	[*]	[*]
10/1/21 – 9/30/22	[*]	[*]	[*]
10/1/22 – 9/30/23	[*]	[*]	[*]
10/1/23 – 9/30/24	[*]	[*]	[*]
10/1/24 – 9/30/25	[*]	[*]	[*]
10/1/25 – 9/30/26	[*]	[*]	[*]
10/1/26 – 9/30/27	[*]	[*]	[*]
10/1/27 – 1/31/28	[*]	[*]	[*]

Building 3 Expansion Space:

Period	Rate P/S/F Per Annum	Monthly Base Rent	Period Base Rent
ESCD – Month 12	[*]	[*]	[*]
Months 13 – 24	[*]	[*]	[*]
Months 25 – 36	[*]	[*]	[*]
Months 37 – 48	[*]	[*]	[*]
Months 49 – 60	[*]	[*]	[*]
Months 61 – 72	[*]	[*]	[*]
Months 73 – 84	[*]	[*]	[*]
Months 85 – 96	[*]	[*]	[*]
Month 97 – 1/31/28	[*]	[*]	[*]

Base Rent amounts shown above do not include applicable sales tax.

*Provided that Tenant is not in monetary default of the Lease beyond any applicable grace period at any time during the rent credit period, Tenant shall have a Rent credit in the amount of the Base Rental and the additional rent for Tenant’s Proportionate Share of Operating Expenses owed for each of the Expansion Spaces only for the first three full calendar months following the Expansion Space Commencement Date for the respective Expansion Space, which credit shall be applied to the installments of Base Rent and the additional rent for Tenant’s Proportionate Share of Operating Expenses due for those months; and a Rent credit in the amount of 50% of the Base Rental and the additional rent for Tenant’s Proportionate Share of Operating Expenses owed for each of the Expansion Spaces only for the fourth through 12th full calendar months following the Expansion Space Commencement Date for the respective Expansion Space, which credit shall be applied to the installments of Base Rent and the additional rent for Tenant’s Proportionate Share of Operating Expenses due for those months.  If the Expansion Space Commencement Date for a respective Expansion Space occurs on a day other than the first day of the month, the prorated Rent for the first partial month in which the Expansion Space Commencement Date occurs shall be due on the Expansion Space Commencement Date for the respective Expansion Space.

8. Lease Term/Existing Warehouse Premises.

8.1. The Lease Term with respect to Bay C in Building 3 is extended for an additional 60 calendar months commencing February 1, 2023 and expiring January 31, 2028.  The rentable square feet of Bay C is 7,067.

8.2. The Lease Term with respect to Bay F in Building 3 is extended for an additional 40 calendar months commencing October 1, 2024 and expiring January 31, 2028.  The rentable square feet of Bay F is 8,563.

9. Base Rent/Existing Warehouse Premises.
9.1. The Base Rent during the extended Lease Term for Bay C in Building 3 shall align with the Base Rent rates for the Building 3 Expansion Space as follows:
Period	Rate P/S/F Per Annum	Monthly Base Rent	Period Base Rent
2/1/23 – Month 48	[*]	[*]	[*]
Months 49 – 60	[*]	[*]	[*]
Months 61 – 72	[*]	[*]	[*]
Months 73 – 84	[*]	[*]	[*]
Months 85 – 96	[*]	[*]	[*]
Month 97 – 1/31/28	[*]	[*]	[*]

*Varies based on number of months in the period.  “Month 48” and each month thereafter shall align with the actual Month 48 date as determined under the Building 3 Expansion Space rent table in Section 7 above.

9.2. The Base Rent during the extended Lease Term for Bay F in Building 3 shall align with the Base Rent rates for the Building 3 Expansion Space as follows:
Period	Rate P/S/F Per Annum	Monthly Base Rent	Period Base Rent
10/1/24 – Month 60	[*]	[*]	[*]
Months 61 – 72	[*]	[*]	[*]
Months 73 – 84	[*]	[*]	[*]
Months 85 – 96	[*]	[*]	[*]
Month 97 – 1/31/28	[*]	[*]	[*]

Base Rent amounts shown above do not include applicable sales tax.

**Varies based on number of months in the period.  “Month 60” and each month thereafter shall align with the actual Month 60 date as determined under the Building 3 Expansion Space rent table in Section 7 above

10. Condition of Premises and Tenant Improvements.

10.1. General.  Landlord has made no representation or promise as to the condition of the Premises including the Expansion Space.  Landlord shall not perform any alterations, additions, or improvements in order to make the Premises including the Expansion Space suitable and ready for occupancy and use by Tenant.  Tenant accepts the Premises including the Expansion Space in its present “as is,” “where is,” and “with all faults” condition, and without any warranty, express or implied, or representation as to fitness or suitability.  Notwithstanding anything herein to the contrary, if, in order for Tenant to receive a building permit for Tenant Improvements or a certificate of occupancy or completion for the Premises, any portion of the existing building systems located outside of and serving any portion of the Premises or any portion of existing common areas at the Project are required by applicable governmental authority, to be made compliant with the currently applicable building code or fire code or applicable requirements of the Americans with Disabilities Act (“ADA”) (collectively, the “Current Code”), then Landlord agrees that Landlord shall, at its sole cost and expense, perform all necessary work to make those portions of the existing building systems and/or existing common areas compliant with the Current Code; however, Tenant acknowledges and agrees that Landlord is only responsible for the building systems up to the point of common connection where the applicable portion of the Premises are located and as long as such work is not required for any special use by Tenant (i.e., any use which is not typical office or warehouse usage).

10.2. Tenant Improvements and Plans.  Tenant shall perform all work necessary or desirable for Tenant’s occupancy of the Expansion Space and continued occupancy of the Current Premises (the “Tenant Improvements”).  Tenant shall furnish to Landlord, for Landlord’s written approval, a permit set (final construction drawings) of plans and specifications for the Tenant Improvements (the “Plans”).  The Plans shall include the following:  fully dimensioned architectural plans; electric/telephone outlet diagram; reflective ceiling plan with light switches; mechanical plan; furniture plan; electric power circuitry diagram; plumbing plans; all special equipment and fixture specifications; and fire sprinkler design drawings.  The Plans will be prepared by a licensed architect and the electrical and mechanical plans will be prepared by a licensed professional engineer.  The Plans shall be produced on CAD.  The architect and engineer selected by Tenant will be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed.  Notwithstanding the foregoing to the contrary, Landlord acknowledges and agrees that it will approve the following architects and professional engineers:  [*]. The Plans shall comply with all applicable laws, ordinances, directives, rules, regulations, and other requirements imposed by any and all governmental authorities having or asserting jurisdiction over the Premises.  Landlord shall review the Plans and either approve or disapprove them, within seven (7) business days after Landlord’s receipt of the Plans (and any delay beyond such seven (7) day period shall be deemed approval by Landlord).  In the event of disapproval of the Plans, Landlord shall provide in writing a detailed description indicating why the Plans were disapproved, and Tenant shall make any necessary modifications and resubmit the Plans to Landlord in final form within ten (10) days following receipt of Landlord’s disapproval of them.  If Landlord notifies Tenant that the resubmitted Plans are not in accordance with the changes required for Landlord’s approval, Tenant shall submit revised Plans to Landlord.  Landlord shall then respond to Tenant’s request for approval of its revised Plan within five (5) business days thereafter.  If there are any further comments or revisions to the revised Plans, Landlord and Tenant shall proceed in the manner as outlined above, except that each party shall provide responses or approvals within five (5) business days.  Landlord and Tenant shall continue this process in good faith until the revised Plans are finally approved.  Any changes to the Plans required by any local governmental field inspector shall be approved by Landlord.  To expedite the review and approval process Landlord shall cooperate with Tenant by discussing or reviewing preliminary plans and specifications, at Tenant’s request, prior to completion of the permit set. The approval by Landlord of the Plans and any approval by Landlord of any similar plans and specifications for any other alterations or the supervision by Landlord of any work performed on behalf of Tenant shall not: (a) imply Landlord’s approval of the plans and specifications as to quality of design or fitness of any material or device used; (b) imply that the plans and specifications are in compliance with any codes or other requirements of governmental authority (it being agreed that compliance with these requirements is solely Tenant’s responsibility); (c) impose any liability on Landlord to Tenant or any third party; or (d) serve as a waiver or forfeiture of any right of Landlord.

10.3. Contractor.  The Tenant Improvements shall be constructed by a general contractor selected and paid by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing to the contrary, Landlord acknowledges and agrees that it will approve the following general contractors:  [*]. A copy of the contractor's license(s) to do business in the jurisdiction(s) in which the Premises are located, the fully executed contract between Tenant and the general contractor, the general contractor’s work schedule, and all building or other governmental permits required for the Tenant Improvements shall be delivered to Landlord before commencement of the Tenant Improvements.  Tenant shall cause the Tenant Improvements to be completed promptly and with due diligence, and in accordance with the Plans in a good and workmanlike manner using new materials in accordance with Building standards.  All work shall be done in compliance with all other applicable provisions of the Lease and with all applicable laws, ordinances, directives, rules, regulations, and other requirements of any governmental authorities having or asserting jurisdiction over the Premises, including the making of any alterations or improvements to the Premises or the Project  which are required to comply with the ADA and the payment by Tenant of any impact fees, sales taxes, or assessments arising from or relating to the Tenant Improvements or occupancy.  All Tenant Improvements shall utilize no less than Landlord’s Building standard grade materials unless otherwise approved by Landlord.  Before the commencement of any work by Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of builder’s risk, commercial general and auto liability, and workers' compensation insurance complying with Landlord’s requirements for contractors.  Any damage to any part of the Project that occurs as a result of the Tenant Improvements shall be promptly repaired by Tenant.

10.4. Compliance. Tenant shall also ensure compliance with the following requirements concerning construction of the Tenant Improvements:

10.4.1. Tenant and all construction personnel shall abide by Landlord’s job site rules, requirements, and regulations and fully cooperate with Landlord’s construction representatives in coordinating all construction activities in the Project, including rules and regulations concerning working hours and parking, and, if applicable, use of the construction elevator.  A copy of the landlord construction contractor rules and regulations as of the Effective Date are attached as EXHIBIT “D”.  Notwithstanding anything in EXHIBIT “D” to the contrary, for purposes of this Amendment, Landlord acknowledges and agrees that the rates set forth in paragraph 25 of EXHIBIT “D” shall not apply to Tenant.

10.4.2. All transportation of construction materials shall be on the padded construction elevator only, if any.

10.4.3. Tenant shall deliver to Landlord all forms of approval provided by the appropriate local governmental authorities to certify that the Tenant Improvements have been completed and the Premises are ready for occupancy, including original building permit and a final, unconditional Certificate of Occupancy or its equivalent, including a Certificate of Completion or Certificate of Final Inspection.

10.4.4. At all times during construction, Tenant shall allow Landlord access to the Premises for inspection purposes.  Upon completion of the Tenant Improvements, Tenant’s general contractor shall review the Premises with Landlord and Tenant and obtain Landlord’s and Tenant’s acceptance of the Tenant Improvements and provide a punch-list of items which need correction (if any).

10.4.5. Tenant shall be responsible for cleaning up any refuse or other materials left behind by construction personnel at the end of each work day.  If required by Landlord, workers shall provide their own temporary toilet facilities, trash facilities, water coolers, and construction materials dumpsters and shall locate them along with any construction trailers or field offices in areas reasonably designated by Landlord.

10.4.6. Any work that may disturb tenants of the Building (including welding, cutting torch, drilling or cutting of the concrete floor slab or temporary interruption of any utility service), shall only occur before or after normal business hours and as otherwise specified by Landlord.  No painting or spraying of chemicals, varnishes, lacquers, finishes, or paint will be allowed during normal business hours if odors or fumes will affect other nearby tenants of the Project.  Such activities shall only occur during days and times specifically preapproved by Landlord.  All workers must stay in their designated work areas, and the use of radios, loud music, alcoholic beverages, narcotics, or smoking of any kind, whether electronic or otherwise, is prohibited on the Project.

10.4.7. Reasonable quantities of water and electricity for lighting, portable power tools, and other common uses, including reasonably available parking and dumpster storage, as well as use of the construction elevator will be furnished by the Landlord to the contractor at no additional cost.  The contractor shall make all utility connections, furnish any necessary extensions, and promptly and professionally remove such connections and extensions on completion of work.

10.4.8. Any work that will involve the draining of a sprinkler line or otherwise affect the Building’s fire sprinkler system must be approved by Landlord in advance.  In all instances where this is done, the system shall not be left inoperable overnight or over a prolonged period.

10.4.9. All equipment installed shall be compatible with the base building fire alarm system and the contractor shall perform work related to any connection to the base building fire alarm system only after proper notification to

Landlord and on an after-hours basis. Any disruption to the existing fire alarm system or damage as a result of contractor’s work will be the sole responsibility of Tenant.

10.4.10. All additional electrical circuits added to existing electrical panels or any new circuits added to new electrical panels will be appropriately labeled as to the area or equipment serviced by the circuit in question.  Any electrical panel covers removed to facilitate installation or connection shall be reattached.

10.4.11. Tenant shall deliver copies to Landlord of all Notices to Owner received in connection with the Tenant Improvements within five (5) business days of receipt of such notices.

10.4.12. Should a Notice of Commencement be filed in the public records for leasehold work by or on behalf of Tenant, the legal description therein shall specifically be limited to Tenant’s interest in the Premises, and Tenant shall be responsible for having a corresponding Notice of Termination timely recorded in the County in which the Expansion Space is located upon the completion of such work.

10.4.13. Upon completion of the Tenant Improvements, Tenant shall also deliver to Landlord two complete copies of each of the following:
(a) “as-built” construction documents in PDF file format on CDs;
(b) general contractor’s one-year warranty and subcontractor warrantees, as well as factory warrantees on equipment installed;
(c) operating and maintenance manuals for all equipment installed;
(d) fire sprinkler system permit set of drawings (if required by governmental authorities);
(e) HVAC test and balance reports;
(f) subcontractor listing with contact and phone numbers included;
(g) final payment application from general contractor;

(h) final releases of lien from Tenant’s general contractor and all lienors giving notice to owner as defined in the Florida Construction Lien Law (in form required by Florida Statutes) and a final contractor’s affidavit from the general contractor in accordance with the Florida Construction Lien Law, indicating all “lienors” have been paid in full; and

(i) documentation from the applicable governmental agency evidencing that all final inspections have been completed and all building and other governmental permits have been closed and evidence that any Notice of Commencement filed in connection with the Tenant Improvements has been duly terminated in accordance with the requirements of Florida Construction Lien Law.

Tenant shall pay to Landlord an amount equal to [*]% of the cost of the work, as a supervisory fee, which Landlord may deduct from the Tenant Improvement Allowance.

10.5. Tenant Improvement Allowance.

10.5.1. If and for as long as Tenant is not in default under the Lease beyond any applicable grace period, Tenant shall be entitled to a tenant improvement allowance in the amount of $[*] allocated as follows:  $[*] ($[*]/sf) for the Building 8 Expansion Space, and $[*] ($[*]/sf) for the Building 3 Expansion Space (the “Tenant Improvement Allowance” or “Allowance”).  Tenant shall have the right to apply the Tenant Improvement Allowance towards Tenant Improvements within its Premises whereby the Tenant Improvement Allowance is not required to be disbursed or allocated towards only the Expansion Spaces. The Tenant Improvement Allowance shall be paid to Tenant in reimbursement for the total out of pocket costs paid by Tenant for the design professional fees and the “hard costs” of construction of the Tenant Improvements to the Premises, including architectural and engineering fees, specialty consultants including acoustical and lighting specialists, permitting and expeditor fees, construction of interior improvements including millwork, built-in furniture, furniture systems, data cabling and wiring, telecommunications systems, relocation expenses, security, studio equipment, project management fees, and other similar expenses in fitting out the Expansion Space.  If the total amount paid by Tenant for the Tenant Improvements is less than the Tenant Improvement Allowance, Tenant may receive a credit for the unused portion of the Allowance up to $[*] ($[*]/sf) applied towards the next payment(s) of Base Rental and Tenant’s Percentage Share of Operating Expenses due, until such sum is exhausted.

10.5.2. The Allowance shall be disbursed on a percentage of completion basis (i.e., the ratio of the amount to be disbursed, together with all prior disbursements, so the total Allowance will not exceed the ratio of the Tenant Improvements completed on the date of disbursement to the total Tenant Improvements).  By way of example, if the Tenant Improvement Allowance is $[*], the total Tenant Improvements cost is $[*], and on the date of Tenant’s first draw request 25% of the Tenant Improvements have been completed (i.e., contractor’s invoice is equal to $[*]), then Landlord shall be obligated to pay an amount equal to 25% of the Allowance, or $[*]. By way of a second example, if the Tenant Improvement Allowance is $[*], the total Tenant Improvements cost is $[*], and on the date of Tenant’s first draw request 25% of the Tenant Improvements have been completed (i.e., contractor’s invoice is equal to $[*]), then Landlord shall be obligated to pay an amount equal to 100% of the Allowance equal to $[*].  If the request for disbursement of the Allowance pertains to furniture and equipment, relocation expenses, or other related items, then Tenant shall be entitled to have the Allowance disbursed with respect to such items without regard to the percentage-of-completion formula specified herein.  Tenant may apply for disbursements of the Allowance not more frequently than monthly.  Except as otherwise provided by written notice from Tenant to Landlord, each request shall constitute Tenant’s affirmation that as of the date of the request this Lease is in full force and effect and Landlord is not in default under this Lease.

10.5.3. The Tenant Improvement costs shall be deducted by Landlord from the Tenant Improvement Allowance and reimbursed to Tenant within 30 days following receipt of Tenant’s payment request consisting of the following: (a) AIA G702/703 form (or other form acceptable to Landlord); (b) a written certification signed by Tenant stating the work then performed or materials provided with respect to the Tenant Improvements and the amount requested for the current disbursement along with true copies of invoices paid by Tenant for the Tenant Improvements and evidence of payment such as cancelled checks, wiring confirmations, etc.; and (c) a contractor’s affidavit from Tenant’s general contractor in accordance with the Florida Construction Lien Law, final or partial releases of lien, as applicable, from Tenant’s general contractor and all lienors giving notice to owner as defined in the Florida Construction Lien Law and vendors associated with the disbursement request.  Landlord will approve or disapprove such documentation, or portions thereof, within seven (7) business days of Landlord’s receipt thereof.  If Landlord disapproves, any of such documentation, Landlord shall notify Tenant in writing of the reason therefor.  Thereafter, to the extent that such documentation is approved or resubmitted by Tenant and then approved by Landlord, payment shall be made with thirty (30) days following receipt of the additionally requested information.  The final disbursement shall be paid to Tenant within 30 days after all of the following events have occurred: (a) the Tenant Improvements have been substantially completed; (b) Tenant has delivered to Landlord final releases of lien from Tenant’s general contractor and all lienors giving notice to owner as defined in the Florida Construction Lien Law and a final contractor’s affidavit from the general contractor in accordance with the Florida Construction Lien Law, and all other receipts and supporting information concerning payment for the work that Landlord may reasonably request; and (c) Tenant has moved into the Premises and opened for business in the Premises.

10.5.4. Tenant shall pay the entire amount of the Tenant Improvement costs which is in excess of the Allowance. Tenant’s right to application of the Tenant Improvement Allowance shall expire on the date that is 24 months after Landlord’s delivery of vacant possession of the applicable Expansion Space to Tenant.  Tenant’s right to request a credit against Rent and any requests for reimbursement submitted to Landlord after such date shall not be paid from the Allowance, and Tenant shall thereafter be solely responsible for the costs of the Tenant Improvements without reimbursement from Landlord.  If Landlord has received written notice of any claims of lien, at Landlord’s option, the Tenant Improvement Allowance or any portion of it may be paid by Landlord directly to the general contractor performing the Tenant Improvements or to any lienor giving notice as defined in the Florida Construction Lien Law.  If Tenant is in default under the Lease beyond the expiration of any applicable notice and cure periods, or if Landlord has received written notice of any claims of lien relating to any portion of the Tenant Improvement work or materials in connection therewith (other than claims which will be paid in full from such disbursement), or if there is an unbonded lien outstanding against the Project, the Expansion Space, or Tenant’s interest therein, by reason of work done, or materials supplied or specifically fabricated, to or for Tenant or the Premises, Landlord may, in addition to all its other available rights and remedies, withhold payment of any unpaid portion of the Tenant Improvement Allowance.  The Tenant Improvement Allowance provisions shall not apply to any additional space added to the Premises at any time after the Effective Date, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the Lease Term, whether under any options under the Lease or otherwise, unless expressly so provided in this Amendment or an amendment to the Lease.  The rights granted to Tenant under this paragraph to the Allowance are personal to the original named Tenant in this Amendment and any Affiliate or Successor, and may not be assigned or exercised by anyone or for the benefit of anyone (including, any subtenant) other than such Tenant and any Affiliate or Successor and only while such Tenant or an Affiliate or Successor is in possession of the entire Premises.  In addition to the Tenant Improvement Allowance, Landlord shall pay or reimburse Tenant for the cost of an initial test-fit plan not to exceed $[*] ($[*]/sf).

11. Parking.  As of Landlord’s delivery of vacant possession of the Expansion Space to Tenant, and so long as Tenant does not exercise its rights to terminate an applicable Expansion Space as contained in Section 12 of this Amendment, and at no additional cost to Tenant, Tenant shall be entitled to 188 additional parking spaces, of which spaces 2 shall be reserved spaces, and the location of the parking spaces is set forth on EXHIBIT “E” to this Amendment. Landlord will engage in commercially reasonable efforts to manage the availability of the parking spaces to which Tenant is entitled under this Amendment.  Attached hereto as EXHIBIT “F” is a diagram of parking spaces available to the Current Premises.  Attached hereto as EXHIBIT “G” is a Schedule of fees being charged for the parking spaces for the Current Premises.

12. Amendment Termination Contingency.

12.1. Building 8 Expansion Space.  The Building 8 Expansion Space is currently occupied by an existing tenant (the “Existing Tenant”).  Landlord has obtained a fully executed agreement with the Existing Tenant to surrender the Building 8 Expansion Space on December 31, 2019.  In the event of any holdover by the Existing Tenant, Landlord shall use all reasonable diligence in pursuing legal proceedings to obtain possession of the Building 8 Expansion Space affected by the holdover, at its sole cost and expense, in order to dispossess the Existing Tenant which holds over or is in unlawful possession of the Building 8 Expansion Space beyond December 31, 2019.  If the Existing Tenant has not vacated the Building 8 Expansion Space by January 15, 2020 (the “Building 8 Surrender Date”), then Tenant shall receive, as its sole and exclusive remedy for such failure to deliver, [*] day free Base Rent for the Building 8 Expansion Space (“Rent Credit”) for each twenty-four hour period beyond the Building 8 Surrender Date, to the day the Building 8 Expansion Space is delivered to Tenant in the condition required under this Lease.  In the event the Landlord fails to tender exclusive possession of the Building 8 Expansion Space to Tenant for any reason beyond March 1, 2020 (the “Outside Building 8 Delivery Date”), Tenant shall have the right to terminate the Building 8 Expansion Space by written notice to the Landlord.  If Tenant terminates the Building 8 Expansion Space, Landlord shall reimburse Tenant for its actual and reasonable architectural and engineering fees incurred with respect to the terminated Building 8 Expansion Space (not to exceed $[*]/sf) within 30 days after receipt of an invoice.  Except as expressly set forth in this section, Landlord shall not be liable to Tenant for any costs, damages, or expenses whatsoever resulting from the Existing Tenant's failure to vacate the Building 8 Expansion Space by the Building 8 Surrender Date or any time thereafter.  In the event Tenant terminates the Building 8 Expansion Space under this section, Tenant’s parking rights, the Tenant Improvement Allowance, and any other rights of Tenant under the this Amendment determined on a square foot basis shall be proportionally adjusted to reflect the termination of such Building 8 Expansion Space.  In the event that Tenant chooses not to terminate the Building 8 Expansion Space in accordance with this section, Tenant shall continue to accrue additional Rent Credit at the rate set forth above until delivery of the Building 8 Expansion Space to Tenant (in any event, not to exceed a period of 30 days in total).

12.2. Building 3 Expansion Space.  The Building 3 Expansion Space is currently occupied by an existing licensee (the “Existing Licensee”).  Landlord has delivered a termination notice requiring the Existing Licensee to surrender the Building 3 Expansion Space on or before November 30, 2019.  In the event of any holdover by the Existing Licensee, Landlord shall use all reasonable diligence in pursuing legal proceedings to obtain possession of the Building 3 Expansion Space affected by the holdover, at its sole cost and expense, in order to dispossess the Existing Licensee which holds over or is in unlawful possession of the Building 3 Expansion Space beyond November 30, 2019.  If the Existing Licensee has not vacated the Building 3 Expansion Space by December 15, 2019 (the “Building 3 Surrender Date”), then Tenant shall receive, as its sole and exclusive remedy for such failure to deliver, [*] free Base Rent for the Building 3 Expansion Space (“Rent Credit”) for each twenty-four hour period beyond the Building 3 Surrender Date, to the day the Building 3 Expansion Space is delivered to Tenant in the condition required under this Lease.  In the event the Landlord fails to tender exclusive possession of the Building 3 Expansion Space to Tenant for any reason beyond March 1, 2020 (the “Outside Building 3 Delivery Date”), Tenant shall have the right to terminate the Building 3 Expansion Space by written notice to the Landlord.  If Tenant terminates the Building 3 Expansion Space, Landlord shall reimburse Tenant for its actual and reasonable architectural and engineering fees incurred with respect to the terminated Building 3 Expansion Space (not to exceed $[*]/sf) within 30 days after receipt of an invoice.  Except as expressly set forth in this section, Landlord shall not be liable to Tenant for any costs, damages, or expenses whatsoever resulting from the Existing Licensee’s failure to vacate the Building 3 Expansion Space by the Building 3 Surrender Date or any time thereafter.  In the event Tenant terminates the Building 3 Expansion Space under this section, Tenant’s parking rights, the Tenant Improvement Allowance, and any other rights of Tenant under the this Amendment determined on a square foot basis shall be proportionally adjusted to reflect the termination of such Building 3 Expansion Space.  In the event that Tenant chooses not to terminate the Building 3 Expansion Space in accordance with this section, Tenant shall continue to accrue additional Rent Credit at the rate set forth above until delivery of the Building 3 Expansion Space to Tenant (in any event, not to exceed a period of [*] days in total).

13. Ratification.  Except as modified by this Amendment, the Lease shall remain otherwise unmodified and in full force and effect and the parties ratify and confirm the terms of the Lease as modified by this Amendment.  The Lease, as amended, contains the entire agreement between Landlord and Tenant as to the Premises, and there are no other agreements, oral or written, between Landlord and Tenant relating to the Premises.  Each of Tenant and Landlord hereby certifies:  (a) that it has no offsets, defenses, or claims as to Landlord’s or Tenant’s obligations under the Lease; (b) that there are no defaults existing under the Lease on the part of either Landlord or Tenant; and (c) except as otherwise set forth in this Amendment as to the Expansion Space, there is no existing basis for Tenant to terminate the Lease.  All future references to the Lease shall mean the Lease as modified by any and all prior amendments and by this Amendment.

14. Broker.  Landlord and Tenant each represent and warrant that they have neither consulted nor negotiated with any broker or finder regarding the Premises, except [*] (“Landlord’s Broker”) and [*] (“Tenant’s Broker”).  Landlord shall pay Landlord’s Broker and Tenant’s Broker pursuant to separate written agreements, provided that neither the foregoing nor anything else in the Lease is intended to grant such Brokers any rights under the Lease or make them third party beneficiaries of this Amendment.  Tenant shall indemnify, defend, and hold Landlord harmless from and against any claims for commissions from any real estate broker other than Landlord’s Broker and Tenant’s Broker with whom it has dealt in connection with this Amendment.  Landlord shall indemnify, defend, and hold Tenant harmless from and against payment of any leasing commission due Landlord’s Broker and Tenant’s Broker in connection with this Amendment and any claims for commissions from any real estate broker other than Landlord’s Broker and Tenant’s Broker with whom Landlord has dealt in connection with this Amendment.  The terms of this section shall survive the expiration or earlier termination of the Lease.

15. Corporate Seal.  The scroll seal set forth immediately below the signature of the individual executing this Amendment on Tenant’s behalf has been adopted by the corporation as its seal for the purpose of execution of this Amendment and the scroll seal has been affixed to this Amendment as the seal of the corporation and not as the personal or private seal of the officer executing this Amendment on behalf of the corporation.

16. Security Deposit.  Section 2.5 of the Lease is hereby amended to permit Tenant to replace the existing Letter of Credit with an unconditional, irrevocable bond in the amount of $[*] (the “Lease Bond”).   The form of acceptable Lease Bond is attached hereto as EXHIBIT “I”.

16.1. Lease Bond Issuer. The Lease Bond shall be issued by an issuer acceptable to Landlord (rated at least “А- VII” in the then most current issue of Best’s Insurance Reports, or its equivalent).

16.2. Term of Lease Bond. The Lease Bond shall have an expiration date not sooner than one year following the cancellation date of the Letter of Credit, as security for the full and faithful performance of every provision of the Lease to be performed by Tenant. Tenant shall use its best efforts to renew or replace the Lease Bond annually prior to the expiration date of the then applicable Lease Bond, for additional periods of not less than one year, provided however, in the last year of the Lease Term or any renewal, the date of the Lease Bond shall coincide with the expiration date of the Lease.

16.3. Tenant Responsible for All Costs. All costs of obtaining, maintaining, replacing, renewing, and/or restoring the Lease Bond in accordance with this section shall be borne by Tenant.
16.4. Draws Under the Lease Bond.

16.4.1. The Lease Bond may be drawn upon in part or in full, periodically, or at one time, upon presentation of only the Lease Bond and a written statement from an authorized representative of Landlord stating that the Tenant is in default of the Lease and the amount to be drawn.

16.4.2. If Landlord shall at any time draw upon the Lease Bond in accordance with this section, Tenant shall restore all amounts drawn by Landlord within 10 days of such draw.

16.4.3. Tenant agrees that the Lease Bond may be presented by Landlord for payment: (A) upon the occurrence of a default by Tenant under the Lease, and/or (B) in the event Tenant has not, within 30 days prior to the expiration of the then term of the Lease Bond, delivered to Landlord a renewed or replacement Lease Bond complying with all of the requirements of the Lease.

16.4.4. Landlord shall draw only such amount as Landlord is entitled to retain pursuant to this section.
16.4.5. In no event shall the proceeds of any Lease Bond be deemed to be a prepayment of Rent nor shall it be considered as a measure of liquidated damages.

16.4.6. If it is determined following any drawing by Landlord upon the Lease Bond that such drawing was not permitted or exceeded the amount permitted to be drawn pursuant to this section, then Landlord shall promptly repay to Tenant the unpermitted amount of such drawing without interest.

16.4.7. The proceeds of the Lease Bond paid to Landlord upon presentment thereof shall be a part of the Security Deposit for use in the manner set forth in Section 16.7.
16.5. Successors and Assigns. The Lease Bond shall inure to the benefit of Landlord and its successors and assigns.

16.6. Cooperation by Tenant. Tenant agrees to cooperate with Landlord to promptly execute and deliver to Landlord any and all modifications, amendments, and replacements of the Lease Bond, as Landlord may reasonably request to carry out the terms and conditions of this section.  Upon request of Landlord or any purchaser or mortgagee of the Building, Tenant shall, at its expense, cooperate with Landlord in obtaining an amendment to or replacement of any Lease Bond that Landlord is then holding so that the amended or new Lease Bond reflects the name of the new owner of the Building or mortgagee, as the case may be.

16.7. Cash Security Deposit.  As of the Effective Date, there is no cash Security Deposit.  However, if the Lease Bond is drawn and proceeds are being held as a Security Deposit or if a cash Security Deposit is otherwise delivered to Landlord, the Security Deposit shall be held by Landlord as security for Tenant’s full and faithful performance of the Lease including the payment of Rent.  Landlord may apply the Security Deposit to the extent required to cure any default by Tenant.  If Landlord so applies the Security Deposit (or Lease Bond, as applicable), Tenant shall deliver to Landlord the amount necessary to replenish the Security Deposit (or Lease Bond, as applicable) to its original sum of $[*] within 10 days after notice from Landlord.  The Security Deposit shall not be deemed an advance payment of Rent or a measure of damages for any default by Tenant, nor shall it be a defense to any action that Landlord may bring against Tenant.  The Security Deposit may be commingled with other funds of Landlord and Landlord shall have no liability for payment of any interest on the Security Deposit.  Tenant grants Landlord a security interest in the Security Deposit.

17. Amendment to Section 3.1 of Lease. Section 3. 1 of the Lease (“Services”) is hereby amended to add a new subsection (j) immediately after subsection (i):

“(j)  Security services provided twenty-four hours per day, seven days per week, in material conformance with the security specifications attached hereto as EXHIBIT “H”, the cost of which shall be part of Operating Expenses for the Project.  Notwithstanding the foregoing and except for Landlord’s or Landlord’s agent(s) gross negligence or willful misconduct, (a) Landlord shall not be deemed to assume any responsibility or liability whatsoever by the furnishing of such security services; and (b) Landlord shall not be liable to Tenant or to any other person for personal injuries, loss of life, or loss of or damage to property or business caused or alleged to have been caused by any supplying, failure to supply, or misfeasance, nonfeasance, or malfeasance of any security services, including negligence by Landlord or its management agent in respect to the hiring or supervision of such security guard or security services or systems, whether

Landlord employs an independent contractor to supply such security guard and security services or systems or does so by use of Landlord’s own employees or Landlord’s management agent’s own employees.”

18. Amendment to Article VII of Lease. Article VII of the Lease is hereby amended by adding the following new Section 7.10:

“7.10.    Landlord Default.  If Landlord shall fail to comply with its repair and maintenance obligations with respect to the Premises (a “Self-Help Item”), and such failure materially interferes with Tenant’s ability to use the Premises, then Tenant may give Landlord a written notice (a “Self-Help Notice”) of Tenant’s intention to perform Landlord’s obligations with respect to such Self-Help Item on Landlord’s behalf, which notice shall contain a statement in bold type and capital letters stating “THIS IS A SELF-HELP NOTICE” as a condition to the effectiveness thereof.  If, within five (5) calendar days after receipt of a Self-Help Notice, Landlord fails to respond to the Self-Help Notice or commence the performance of the applicable repair and maintenance obligation, then Tenant may, at its option, but shall not be obligated to, remedy such default.  All actual and reasonable sums expended or obligations incurred by Tenant in connection therewith shall be paid by Landlord to Tenant upon demand, and if Landlord fails to reimburse Tenant within 30 days after receipt of an invoice, Tenant may, in addition to any other right or remedy that Tenant may have, deduct such amount from subsequent installments of Rent and/or other amounts which from time to time become due to Landlord until such amount is fully recovered by Tenant.  All work performed by Tenant under this section must be performed at a commercially reasonable cost.  If any proposed actions by Tenant will affect the electrical, plumbing, HVAC, mechanical, or other systems of the Building, or the roof or structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the Building to work on the Building’s systems or structure, unless those contractors are unwilling or unable to perform the work, in which event Tenant may utilize the services of another qualified, licensed, and insured contractor subject to Landlord’s prior approval.  On an annual basis, at Tenant’s request, Landlord shall provide Tenant with a list of its approved contractors for the Building.  In exercising any rights under this section, Tenant shall use commercially reasonable efforts to minimize interference with the rights of other tenants to use their respective premises in the Building.  Any dispute as to Tenant’s exercise of any rights under this section shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, with the following exceptions.  The arbitration shall be held in Miami, Florida.  There shall be a single arbitrator selected by the American Arbitration Association.  The arbitrator shall be independent of the parties and have at least ten years’ experience in the supervision of the operation and management of major office buildings in the area in which the Building is located.  The scope of the arbitrator's inquiry and determination shall be limited to whether Landlord is in compliance with its obligations under this Lease in accordance with the express provisions of this Lease and the arbitrator shall not apply principles of good faith and fair dealing, unconscionability, or any other equitable principles in reaching his decision.  The arbitrator will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages including the award of reasonable attorneys’ fees and costs to the prevailing party.  The arbitrator must set forth in any award findings of fact and conclusions of law supporting the decision.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.

19. Miscellaneous Provisions.  Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed it and delivered it to Tenant.  This Amendment constitutes the final agreement between the parties.  It is the complete and exclusive expression of the parties’ agreement on the matters contained in this Amendment.  All prior and contemporaneous negotiations and agreements between the parties on the matters contained in this Amendment are expressly merged into and superseded by this Amendment.  The provisions of this Amendment may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings.  The parties may amend this Amendment only by a written agreement of the parties that identifies itself as an amendment to this Amendment or the Lease.  The parties may execute this Amendment in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement.  Landlord and Tenant intend that faxed or PDF format signatures constitute original signatures binding on the parties.  This Amendment is effective upon delivery of one executed counterpart from each party to the other party.  In proving this Amendment, a party must produce or account only for the executed counterpart of the party to be charged.  Whenever placed before one or more items, the words “include,” “includes,” and “including” shall mean considered as part of a larger group, and not limited to the item(s) recited.  The word “or” is used in the inclusive sense of “and/or”; the word “any” means “any and all”; and the words “will” and “shall” are intended to express mandatory actions and may be used interchangeably with no difference of meaning or intent for purposes of this Amendment. Each party has reviewed this Amendment and all of its terms with legal counsel, or had an opportunity to review this Amendment with legal counsel, and is not relying on any representations made to him by any other person concerning the effect of this Amendment.  This Amendment shall be interpreted without regard to any presumption or rule requiring construction against the party causing this Amendment to be drafted.  No inference shall be drawn from the modification or deletion of versions of the provisions of this Amendment contained in any drafts exchanged between the parties before execution of the final version of this Amendment that would be inconsistent in any way with the construction or interpretation that would be appropriate if the prior drafts had never existed.

20. No Reliance. Each party agrees it has not relied upon any statement, representation, warranty, or agreement of the other party except for those expressly contained in this Amendment.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the Effective Date.

____________ _______________ int name of Witness 1 _______________ _________________	/s/Brian T. Kelly_____________________ Brian T. Kelly_____________________ Vice President______________________ 11-15-19___________________

WITNESSES:

/s/Elaine Borowski____________

Signature of Witness 1

Elaine Borowski _______________

Print name of Witness 1

/s/Trenae Bryant _______________

Signature of Witness 2

Trenae Bryant _________________

Print name of Witness 2

LANDLORD:

WCROCKER LAM OFFICE OWNER VIII, L.L.C., a Delaware limited liability company

By: _/s/Brian T. Kelly_____________________

Name:  Brian T. Kelly_____________________

Title:  Vice President______________________

Date Executed:  11-15-19___________________

/s/Fiona Applebaum____________________

Signature of Witness 1

Fiona Applebaum______________________

Print name of Witness 1

/s/Lincoln M. Vidal_____________________

Signature of Witness 2

Lincoln M. Vidal______________________

Print name of Witness 2

TENANT:

NCL (BAHAMAS) LTD., a Bermuda company

By: _/s/Frank J. Del Rio____________________

Name:  Frank J. Del Rio____________________

Title:  Chairman___________________________

Date Executed:  11/8/19_____________________

[COMPANY SEAL]